EXHIBIT 23.14

CONSENT OF EXPERT

Reference is made to the early-stage metallurgical and engineering studies that were done for the preliminary economic assessment for the Berenguela project by Kappes, Cassidy & Associates (the “Report”), as referred to in Silver Standard Resources Inc.’s Form 20-F for the fiscal year ended December 31, 2011.

In connection with the Registration Statement on Form S-8 of Silver Standard Resources Inc. dated December 14, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), Kappes, Casssidy & Associates consents to the use of its name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

I, have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

Yours truly,

Kappes, Casssidy & Associates

Per:	/s/ Daniel W. Kappes
Name:	Daniel W. Kappes
Title:	President, Nev. Reg. Prof. Engineer